News Release

For Immediate Release

March 12, 2010

Greer Bancshares Incorporated

1111 West Poinsett Street

Greer, SC 29650

For Additional Information

Contact: Ken Harper

Phone: (864) 848-5104

Greer Bancshares Incorporated Reports 2009 Loss

GREER, SC --Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a net loss of $511,389 before TARP-related costs of $580,563, resulting in a net loss available to common shareholders of $1,091,952, or $0.44 per diluted share of common stock for the year ended December 31, 2009. This loss for 2009 compares to the company's loss of $5,440,104 or $2.19 per diluted share for the year ended December 31, 2008, which was largely impacted by impairment charges relating to the write-down of holdings of Fannie Mae preferred stock.

Our 2009 net loss was largely impacted by loan loss provision expenses of $2,614,992 in the fourth quarter which were well in excess of budget, but which we deemed appropriate based upon the credit grade migration of certain assets within the loan portfolio. These expenses negatively affected fourth quarter earnings, resulting in a net loss of $1,108,925, or $0.45 per diluted share for the quarter ended December 31, 2009 before TARP related costs.

The lingering effects of this current recession, and its impact upon credit portfolios throughout the country, require banks including Greer State Bank to continue to make significant additional contributions to loan loss reserves. When national and local economic conditions improve, we expect that our credit quality metrics will in turn show improvement.

Other components of Greer State Bank operations that continue to show improvement include net interest income levels, fee income generation and non-interest expense management. Additionally, the Bank's emphasis on core deposit acquisition activities resulted in 2009 core deposit growth of approximately $32,291,000 allowing the company to reduce brokered deposit balances by $19,347,000 since December 31, 2008. This growth in our core deposits also resulted in the Bank being number one in local deposit market share as reported by June 2009 information made available annually by the FDIC.

Greer State Bank's asset base has increased by 9.2% over the past twelve months to approximately $477.5 million as of 12/31/09, in comparison to total assets of approximately $437.1 million at 12/31/08, with approximately $4.3 million of asset growth in the fourth quarter of 2009.

Ken Harper, President and Chief Executive Officer reports: "Our first priority during this turbulent segment of economic history is to take whatever measures are necessary to preserve shareholder value. In 2009, this required diligent loan loss provisioning, as our real estate market became more stagnant, and more of our customers encountered difficulty. But as a true community bank, we also feel obligated to work with our clients fairly, and support them as well as we can. While we see signs of improvement in some of our national economic indicators, it will be some time before our local market is able to show meaningful improvement in housing starts, existing home sale data, and most importantly, employment levels. For these reasons, we anticipate that the process of restoring earnings to historical levels will be a gradual one."

Greer State Bank is now in its twenty-second year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company's operating performance is subject to various risks and uncertainties including, without limitation:

  significant increases in competitive pressure in the banking and financial services industries;

  changes in the interest rate environment which could reduce anticipated or actual margins;

  changes in political conditions or the legislative or regulatory environment;

  the level of allowance for loan losses;

  the rate of delinquencies and amounts of charge-offs;

  the rates of loan growth;

  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  changes occurring in business conditions and inflation;

  changes in technology;

  changes in monetary and tax policies;

  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  changes in the securities markets; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.